Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-140399) of Westpac Securitisation Management Pty Limited of our report dated November 2, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in its Annual Report on Form 20-F for the year ended September 30, 2006, which was filed with the Securities and Exchange Commission on November 8, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers
PricewaterhouseCoopers
Sydney, Australia
May 22, 2007